Exhibit 1.1

AMENDMENT NO. 1 TO

SALES AGREEMENT

THIS AMENDMENT NO. 1 TO THE CONTROLLED EQUITY OFFERINGSM SALES AGREEMENT, dated as of August 28, 2017, is entered into by and between VERASTEM, INC. (the “Company”) and CANTOR FITZGERALD & CO. (the “Agent”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Sales Agreement (as defined below).

WHEREAS, the Company and the Agent have entered into that certain Controlled Equity OfferingSM Sales Agreement, dated March 30, 2017 (the “Sales Agreement”), with respect to the issuance and sale of the Placement Shares; and

WHEREAS, the Company and the Agent desire to amend the Sales Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Agent hereby amend the Sales Agreement as follows:

1.                                      The heading on page 1 of the Sales Agreement shall be amended such that the reference to “$35,000,000” shall be “$75,000,000”.

2.                                      The first sentence of the first paragraph of Section 1 of the Sales Agreement shall be amended such that the reference to “$35,000,000” shall be “$75,000,000”.

3.                                      Schedule 1 of the Sales Agreement is amended by adding “, as amended on August 28, 2017” immediately after “March 30, 2017”.

4.                                      The first sentence of the Form of Representation Date Certificate pursuant to Section 7(l) of the Sales Agreement is amended to add the words “, as amended on August 28, 2017” immediately after “March 30, 2017”.

5.                                      The Company shall file a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act of 1933, as amended, reflecting this Amendment within two Business Days of the date hereof.

7.                                      This Amendment shall be and is hereby incorporated in and forms a part of the Sales Agreement.

8.                                      This Amendment shall be effective as of the date first above written.

9.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission.

10.                               This Amendment shall, by this express agreement of the parties, be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of law provisions of the laws of the State of New York.  The Company and the Agent each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Amendment, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relation thereto, including but not limited to legal process, execution of judgments and other legal remedies.

11.                               Except as set forth herein, the Sales Agreement shall remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

VERASTEM, INC.

By	/s/ Robert Forrester
	Name:	Robert Forrester
	Title:	President and Chief Executive Officer

CANTOR FITZGERALD & CO.

By	/s/ Jeffrey Lumby
	Name:	Jeffrey Lumby
	Title:	Senior Managing Director